Exhibit 4.3

AMENDMENT NO. 4 TO ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 4 TO ADMINISTRATIVE SERVICES AGREEMENT, dated September 6, 2023, (this “Amendment No. 4”) is made effective as of September 13, 2023, by and between KNOT OFFSHORE PARTNERS LP, a limited partnership duly organized and existing under the laws of the Republic of the Marshall Islands (the “Partnership”), KNOT OFFSHORE PARTNERS UK LLC, a company duly organized and existing under the laws of the Republic of the Marshall Islands (“KNOT UK”), KNUTSEN OAS (UK) LTD., a company limited by shares registered in England and Wales with company number 3765737 (“KOAS UK”), KNUTSEN OAS SHIPPING AS, a Norwegian private limited liability company (“KOAS”), and KNOT MANAGEMENT AS, a Norwegian private limited liability company (“KNOT Management” and, together with the Partnership, KNOT UK, KOAS UK and KOAS, the “Parties”).

WHEREAS, the Parties desire to amend the Administrative Services Agreement, dated February 26, 2013, between the Partnership, KNOT UK, KOAS UK, KOAS and KNOT Management, as amended by Amendment No. 1, dated May 15, 2015, Amendment No. 2, dated November 28, 2018, and Amendment No. 3, dated March 13, 2019 (the “Administrative Services Agreement”), pursuant to Section 18 thereof to reflect that (i) as of September 13, 2023, Derek Lowe will become the Chief Executive Officer and Chief Financial Officer of KNOT UK and (ii) the Partnership will engage Derek Lowe as a Manager to act as the Chief Executive Officer and Chief Financial Officer of the Partnership;

IT IS HEREBY AGREED AS FOLLOWS:

Section 1.Amendment.  (i) The reference to “Gary Chapman” in Section 17 of the Administrative Services Agreement is hereby deleted and replaced with a reference to “Derek Lowe” and (ii) Schedule B to the Administrative Services Agreement is hereby deleted and replaced with Schedule B attached to this Amendment No. 4.

Section 2.Definitions.  Capitalized terms not defined in this Amendment No. 4 shall have the meanings set forth in the Administrative Services Agreement.

Section 3.Continuance of Terms.  Except as amended by this Amendment No. 4, the Administrative Services Agreement shall continue in full force and effect according to its terms.

Section 4.Counterparts. This Amendment No. 4 may be executed in one or more counterparts, each of which is an original and which shall together form one and the same instrument.

Section 5.Governing Law.  This Amendment No. 4 and any dispute or claim arising out of or in connection with it (including disputes as to regarding its existence, validity or termination) or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the substantive laws of England and Wales without reference to any choice of law principle that would result in the application of any other law.

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IN WITNESS WHEREOF the Parties have executed this Amendment No. 4 as of, and effective on, the dates first set forth above.

KNOT OFFSHORE PARTNERS LP

By:	/s/ Gary Chapman
Name:	Gary Chapman
Title:	Chief Executive Officer and Chief Financial Officer

KNOT OFFSHORE PARTNERS UK LLC

By:	/s/ Gary Chapman
Name:	Gary Chapman
Title:	Chief Executive Officer and Chief Financial Officer

KNUTSEN OAS (UK) LIMITED

By:	/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	Chairman

KNUTSEN OAS SHIPPING AS

By:	/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	Chairman

KNOT MANAGEMENT AS

By:	/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	Chairman

[Signature Page to Amendment No. 4 to Administrative Services Agreement]

SCHEDULE B

MANAGERS PROVIDING MANAGEMENT SERVICES

Name	Position with KNOT UK	Services to be Provided to the Partnership
Derek Lowe	Chief Executive Officer and Chief Financial Officer	Chief Executive Officer and Chief Financial and Accounting Officer

B-1